Exhibit (d)(3)

Confidentiality Agreement

IGNYTA, INC.

November 28, 2017

Roche Holdings, Inc.

Attention: Mr. Bruce Resnick

1 DNA Way, MS #24

South San Francisco, CA 94080

Re:	Confidentiality Agreement

Ladies and Gentlemen:

In connection with the consideration by Hoffmann-La Roche Inc., or one of its Affiliates (“you”) of a possible negotiated transaction (a “Possible Transaction”) with Ignyta, Inc., a Delaware corporation (the “Company”), the Company is prepared to make available to you and your Representatives (as hereinafter defined) certain information concerning the business, financial condition, operations, assets and liabilities of the Company. As a condition to such information being furnished to you and your Representatives, you agree that you will, and will cause your Representatives to, treat the Evaluation Material (as hereinafter defined) in accordance with the provisions of this letter agreement and take or abstain from taking certain other actions as set forth herein. The term “Affiliate” as used in this letter agreement shall mean, in relation to any person, any person (i) controlled, directly or indirectly, by the person, (ii) that controls, directly or indirectly, the person or (iii) directly or indirectly under common control with the person. For this purpose, “control” of any entity or person means ownership of a majority of the voting shares of the entity or person or actual control over the business and affairs of such person[; provided, however, that Chugai Pharmaceutical Co., Ltd, 1-1 Nihonbashi-Muromachi 2-chome, Chuo-ku, Tokyo, 103-8324 (“Chugai”) and Foundation Medicine, Inc., 150 Second Street, Cambridge, MA 02141, USA (“FMI”) and their respective subsidiaries shall not be considered your Affiliates for the purpose of this Agreement, unless you opt for such inclusion of Chugai and/or FMI and their respective subsidiaries by giving written notice to the Company. The term “Representatives” (i) with respect to you, shall only include your and your Affiliate’s officers, managers, directors, general partners, employees, outside counsel, accountants and consultants and, subject to (a) receipt of prior written consent of the Company and (b) compliance with Section 2 below, shall also include potential sources of equity or debt financing (and their respective counsel), and (ii) with respect to the Company, shall include its members, directors, officers, employees, agents, partners, and advisors and those of its subsidiaries, affiliates and/or divisions (including, without limitation, attorneys, accountants, consultants and financial advisors). Notwithstanding any other provision hereof, the Company reserves the right not to make available hereunder any information, the provision of which is determined by it, in its sole discretion, to be inadvisable or inappropriate.

1. Evaluation Material. The term “Evaluation Material” shall mean all information relating, directly or indirectly, to the Company or the business, products, product candidates, clinical and product development plans, contractual arrangements, know-how, trade secrets, compositions, formulations, compounds, plans, designs, processes, formulas, manufacturing, discoveries, inventions and ideas, markets, condition (financial or other), operations, assets, liabilities, results of operations, cash flows or prospects of the Company (whether prepared by the Company, its advisors or otherwise) which is delivered, disclosed or furnished by or on behalf of the Company to you or to your Representatives on or after the date hereof, regardless of the manner in which it is delivered, disclosed or furnished, or which you or your Representatives otherwise learn or obtain, through observation or analysis of such information, data or knowledge, and shall also be deemed to include all notes, analyses, presentations, compilations, studies, forecasts, interpretations or other documents prepared by you or your Representatives that contain or reflect, in whole or in part, the information delivered, disclosed or furnished to you or your Representatives pursuant hereto. Notwithstanding any other provision hereof, the term Evaluation Material shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) was within your possession on a non-confidential basis prior to it being furnished to you by or on behalf of the Company or any of its Representatives, provided that the source of such information was not known by you to be or you had no reasonable basis for concluding that the source of such information was bound by a confidentiality agreement with, or other contractual or legal obligation of confidentiality to the Company with respect to such information, (iii) becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives, provided that such source is not known by you to be or you do not know or have reason to believe that the source is bound by a confidentiality agreement with, or other contractual or legal obligation of confidentiality to, the Company with respect to such information (iv) was independently generated by you or your Representatives without reference to Evaluation Material or (v) orally disclosed information unless reduced to writing and such writing being received by you within ninety days after oral disclosure.

2. Use and Disclosure of Evaluation Material. You recognize and acknowledge the competitive value and confidential nature of the Evaluation Material and the damage that would result to the Company if any information contained therein is disclosed to a third party. You hereby agree that you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating a Possible Transaction and for no other purpose, that the Evaluation Material will be kept confidential and that you and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that (i) you may make any disclosure of the Evaluation Material to which the Company gives its prior written consent and (ii) any of the Evaluation Material may be disclosed to your Representatives who need to know such information for the purpose of evaluating a Possible Transaction and who are bound by confidentiality obligations at least as stringent as those provided for in this letter agreement. In any event, you agree to undertake reasonable precautions to safeguard and protect the confidentiality of the Evaluation Material, to accept responsibility for any breach of this letter agreement by you or any of your Representatives (as if your Representatives were signatories hereto), and, at your sole expense, to take all reasonable measures to restrain yourself and your Representatives from prohibited or unauthorized disclosure or uses of the Evaluation Material.

In addition, you agree that, without the prior written consent of the Company, you and your Representatives will not disclose to any other person the fact that you or your Representative have received Evaluation Material or that Evaluation Material has been made available to you or your Representative, that investigations, discussions or negotiations are taking place concerning a Possible Transaction or any of the terms, conditions or other facts with respect to any Possible Transaction, including the status thereof and the identity of the parties thereto (collectively, the “Discussion Information”). Without limiting the generality of the foregoing, you further agree that, without the prior written consent of the Company, you and your Representatives will not, directly or indirectly, consult or share Evaluation Material or Discussion Information with, or enter into any agreement, arrangement or understanding, or any discussions which might lead to any such agreement, arrangement or understanding, with any co-investor, source of equity financing or other person (other than the Company) regarding a Possible Transaction, including, without limitation, discussions or other communications with any prospective bidder for the Company with respect to (i) whether or not you or such other prospective bidder will make a bid or offer for the Company or (ii) the price that you or such other bidder may bid or offer for the Company. The term “person” as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

You hereby acknowledge and agree that, without the prior written consent of the Company, no person who is a potential source of equity capital or equity or debt financing with respect thereto shall be considered your Representative for any purpose hereunder. You further agree that neither you nor any of your Representatives will, without the prior written consent of the Company, directly or indirectly, enter into any agreement, arrangement or understanding with any other person that has or would have the effect of requiring such person to provide you with financing or other potential sources of capital on an exclusive basis in connection with a Possible Transaction. In addition, you agree not to discourage financial institutions or financial advisors form being retained by other bidders or potential bidders as advisors for a Possible Transaction.

In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar legal process) to disclose any of the Evaluation Material or Discussion Information, you shall provide the Company with prompt written notice of any such request or requirement so that the Company may in its sole discretion and at its own costs seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless, in the opinion of legal counsel, legally compelled to disclose Evaluation Material or Discussion Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, you or your Representatives may, without liability hereunder, disclose to such tribunal only that portion of the Evaluation Material or Discussion Information which such counsel advises you is legally required to be disclosed, provided that you use your commercially reasonable best efforts to preserve the confidentiality of the Evaluation Material and the Discussion Information, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material and the Discussion Information by such tribunal; and provided further that you shall promptly notify the Company of (i) your determination to make such disclosure and (ii) the nature, scope and contents of such disclosure.

3. Return and Destruction of Evaluation Material. In the event that you decide not to proceed with a Possible Transaction, you will promptly inform the Company of that decision. In that case, or at any time upon the request of the Company in its sole discretion and for any reason, you will as directed by the Company promptly (and in any case within thirty days of the Company’s request) deliver, at your expense, to the Company or destroy (to the extent reasonably practicable in case of electronic files) all Evaluation Material (and any copies thereof) furnished to you or your Representatives by or on behalf of the Company. In the event of such a decision or request, all other Evaluation Material shall be returned or destroyed (to the extent reasonably practicable in case of electronic files) and no copy thereof shall be retained, and, upon the Company’s request, you shall provide the Company with prompt (and in any case within thirty days of the Company’s request) written confirmation of your compliance with this paragraph Notwithstanding the forgoing you may retain one copy of all Evaluation Material in your legal department solely for archival and compliance purposes and your external advisors, if any, may keep one copy of their Evaluation Material in accordance with the laws and professional standards applicable to them. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives shall, for a period of five years since the date hereof, continue to be bound by your obligations of confidentiality and other obligations and agreements hereunder.

4. No Representations or Warranties. You understand, acknowledge and agree that neither the Company nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that, with the exception of fraud, neither the Company nor any of its Representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding any transactions contemplated hereby, when, as and if executed and delivered, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

5. No Solicitation. In consideration of the Evaluation Material being furnished to you, you hereby agree that, for a period of eighteen months from the date hereof, neither you nor any of your Affiliates (nor any person acting on behalf of or in concert with you or any of your Affiliates) will, without the prior written consent of the Company, directly or indirectly, solicit to employ or actually employ any of the officers or employees of the Company which you were in contact with during or as a result of the evaluation of the Evaluation Material or were made aware of as a result of the evaluation of the Evaluation Material; provided, however, that you may engage in general solicitations for employees in the ordinary course of business and consistent with past practice so long as such solicitations are not directed solely towards officers or employees of the Company.

Until the earliest of (i) the execution by you of a definitive agreement regarding a Possible Transaction with the Company or (ii) eighteen months from the date of this letter agreement, you agree not to initiate or maintain, directly or indirectly through any of your Representatives or otherwise, any contact (except for those contacts made in the ordinary course of business) with any officer or director of the Company regarding the Company’s prospects or finances, except with the express permission of the Company.

6. Standstill. At any time (the “Restricted Period”) during the 10 months following the date of this agreement and after you have been provided with the Evaluation Material necessary to reasonably assess a potential Transaction and before another party (i) and the Company enter into a definitive agreement providing for a Transaction or (ii) announces or commences a tender offer or exchange offer that, if consummated, would result in the acquisition of beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of 20% or more of the Company’s outstanding voting securities, you will not, and will cause your Affiliates and your and their Representatives not to, publicly announce or propose a competing Transaction. During the Restricted Period neither you nor your Affiliates will purchase or acquire any equity securities of the Company; provided, however, that the foregoing will not prohibit you or your Affiliates (including your and their respective pension and other employee benefits funds and plans) from purchasing equity securities of this Company, so long as (i) the amount of such equity securities beneficially owned by you and your Affiliates does not exceed 5% of such equity securities or (ii) any beneficial ownership of the Company’s securities (including in derivative form) are acquired by you or your Affiliates solely as a result of passive investments by you, your Affiliates’ or a pension or employee benefit plan or trust for your or your Affiliates present or former employees. Since January 1, 2017, the Company has not entered into any Third Party Agreement containing standstill provisions that are less favorable to the Company than the Standstill. Notwithstanding anything to the contrary in this letter agreement, following the expiration of the Restricted Period nothing in this letter agreement shall, to the extent required by law or regulation, restrict your disclosure of any Confidential Information in connection with any of the actions described in this paragraph 6.

7. No Agreement. You understand and agree that no contract or agreement providing for any Possible Transaction shall be deemed to exist between you and the Company unless and until a final definitive agreement has been executed and delivered, and you hereby waive, in advance, any claims (including, without limitation, breach of contract, but excluding claims for fraud) in connection with any Possible Transaction unless and until you and the Company shall have entered into a final definitive agreement. You also agree that unless and until a final definitive agreement regarding a Possible Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a Possible Transaction by virtue of this letter agreement except for the matters specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a Possible Transaction, to determine not to engage in discussions or negotiations and to terminate discussions and negotiations with you at any time, and to conduct, directly or through any of its Representatives, any process for any transaction involving the Company or any of its subsidiaries, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement without prior notice to you or any other person).

8. No Waiver of Rights. It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

9. Remedies. It is understood and agreed that money damages would not be an adequate remedy for any breach of this letter agreement by you or any of your Representatives (treating your Representatives as if they were signatories hereto) and that the Company shall be entitled to equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such actual or potential breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by you of this letter agreement but shall be in addition to all other remedies available at law or equity to the Company. You further agree not to raise as a defense or objection to the request or granting of such relief that any breach of this letter agreement is or would be compensable by an award of money damages

10. Governing Law. This letter agreement is for the benefit of the Company (and its subsidiaries and Affiliates) and its Representatives, and shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within the State of California, without regard to the conflict of law provisions thereof that would result in the application of the laws of any other jurisdiction. You hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of California located in the County of San Diego and of the United States District Court for the State of California located in the Southern District of California for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby (and you agree not to commence any action, suit or proceeding relating thereto except in such courts, and further agree that service of any process, summons, notice or document by U.S. registered mail to your address set forth above shall be effective service of process for any action, suit or proceeding brought against you in any such court). You hereby irrevocably and unconditionally waive any objection which you may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby in the courts of the State of California located in the County of California or the United States District Court for the State of California located in the Southern District of California, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

11. Entire Agreement. This letter agreement contains the entire agreement between you and the Company regarding its subject matter and supersedes all prior agreements, understandings, arrangements and discussions between you and the Company regarding such subject matter, and shall not be subsequently limited, modified or amended by any “clickthrough” agreement relating to the confidentiality of the Evaluation Material agreed to by you in connection with your access to any data site maintained in connection with a Possible Transaction.

12. No Modification. No provision in this letter agreement can be waived, modified or amended except by written consent of you and the Company, which consent shall specifically refer to the provision to be waived, modified or amended and shall explicitly make such waiver, modification or amendment.

13. Counterparts. This letter agreement may be signed by facsimile and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

14. Severability. If any provision of this letter agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this letter agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation.

15. Inquiries. All inquiries for information about the Company and its subsidiaries and communications with the Company shall be made through the Company or Greg Butz at Bank of America Merrill Lynch. Neither you nor any of your Representatives will contact any third party with whom the Company or any of its subsidiaries has a business or other relationship (including without limitation any director, officer, employee, customer, supplier, stockholder or creditor of the Company or any of its subsidiaries) in connection with a Possible Transaction without the Company’s prior written consent.

16. Successors. This letter agreement shall inure to the benefit of, and be enforceable by, the Company and its successors and assigns.

17. Third Party Beneficiaries. You agree and acknowledge that this letter agreement is being entered into by and on behalf of the Company and its Affiliates, subsidiaries and divisions and that they shall be third party beneficiaries hereof, having all rights to enforce this letter agreement. You further agree that, except for such parties, nothing herein expressed or implied is intended to confer upon or give any rights or remedies to any other person under or by reason of this letter agreement.

18. No License. Nothing herein shall be deemed to grant a license, whether directly or by implication, estoppel or otherwise, to any Evaluation Material.

19. Term. This letter agreement will terminate five years from the date hereof.

[Signature Page Follows]

Please confirm your agreement with the foregoing by having a duly authorized officer of your organization sign and return one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement among you and the Company.

Very truly yours, IGNYTA, INC.

By:	/s/ Christian V. Kuhlen, M.D.
	Name:	Christian V. Kuhlen, M.D.
	Title:	General Counsel

CONFIRMED AND AGREED as of the date written above:

ROCHE HOLDINGS INC.

By:	/s/ Bruce Resnick
	Name:	Bruce Resnick
	Title:	Director

[Signature Page to Confidentiality Agreement]